Exhibit 99.1

For Immediate Release

Resonant Inc. Provides Update on First Customer Relationship

—Company to Host Conference Call Today at 5:00 p.m. Eastern Time—

SANTA BARBARA, Calif.—April 2, 2015 — Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today provided an update on the relationship with and first design project for its first customer.

In February, Resonant management discussed the transition of its relationship with its first customer from development to commercialization. This week, Resonant received notice that the development agreement with its first customer has been terminated, and that Resonant must pursue commercialization of its designs with this customer by working directly with the filter manufacturer.  Resonant intends to collaborate with the filter manufacturer to continue to submit improved product designs for consideration by this customer for insertion into its product modules.

Terry Lingren, Chairman, Co-Founder and CEO of Resonant, stated, “The Development Agreement has accomplished a principal purpose – to enable Resonant to develop a beyond-state-of-the-art filter design capability. This was only possible through sustained commitment from our first customer over the past several years.  While the probability has been reduced that our design will be selected for the customer’s original target product, we believe that the design for the band that we developed for the original product could be considered by this customer for use in next generation, follow-on modules.  Additionally, as a result of the customer’s termination of our development agreement, we are now permitted to market the design for the same band to other potential customers.

“We would like to reiterate that we are on track to develop a filter design for our second customer that we expect to deliver in less than a year.  We also expect to complete our prototype tunable filter before year end, as planned.  Resonant’s thesis and business model remain unchanged. By the end of this year, we expect to have multiple products in development for consideration by several customers.  Given recent developments with our first customer, however, we are re-evaluating our prior guidance regarding the timing of receipt of our first revenues.”

Conference Call Details

Resonant will host a conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to answer any investor questions related to this announcement. Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and international callers can dial 1-201-493-6780.

A telephone replay will be available approximately two hours after the call concludes and will run through May 9, 2015, by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13606311. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.resonant.com. The webcast will be available for replay for 60 days.

About Resonant Inc.

Resonant is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry using a fundamentally new technology called Infinite Synthesized Networks®, or

ISN®. The RF front-end is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RF front-end that select the desired radio frequency signals and rejects unwanted signals. For more information, visit www.resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements.  Forward looking statements include the following subjects, among others:  the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, the impact of our designs on the mobile device market, and our business strategy.  Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history (particularly as a new public company); our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our dependence on a small number of customers; the ability of our designs to significantly lower costs as compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

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IR Contacts:

Resonant
Ina McGuinness
1-805-308-9488
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986

matt.hayden@mzgroup.us